Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:
Randy Burchfield
Senior Vice President
Corporate Communications
randy.burchfield@bxs.com
662/620-4920

Aubrey Patterson to Retire from the BancorpSouth Board of Directors

Successful Transition of CEO Successor, Dan Rollins, Complete

TUPELO, MISS. – March 26, 2014 – BancorpSouth, Inc. (NYSE:BXS) has announced the upcoming retirement of BancorpSouth Chairman of the Board Aubrey Patterson, upon the expiration of his current term as a member of the Company’s Board of Directors, effective as of the Company’s annual meeting. Patterson will serve as a Chairman Emeritus following the expiration of his term.

BancorpSouth benefitted significantly during the past year from Aubrey Patterson’s service during the transition period of his successor, Dan Rollins, to the CEO position. Mr. Patterson’s in-depth knowledge of BancorpSouth markets, diverse experiences and leadership roles in the financial services industry helped make it possible for the Company to complete the management transition in an effective and timely manner.

“Aubrey’s guidance, wise counsel, and efforts to ensure a smooth and seamless transition upon his retirement as CEO, and during his term on the Board, have been invaluable to our Company and to me personally,” said BancorpSouth Chief Executive Officer and Chairman-Elect Dan Rollins.

Hassell Franklin, BancorpSouth Lead Director and Chairman of the Nominating and Corporate Governance Committee, added, “We thank Aubrey for his valued leadership and for his efforts to ensure a successful management transition. BancorpSouth has benefited tremendously from his values, character and business acumen, and we owe him a great deal of thanks and gratitude.”

Aubrey Patterson commented, “I again commend Hassell and the Board for its outstanding selection of Dan Rollins to lead BancorpSouth in the years ahead. Dan and his team have made significant progress in moving our great Company forward during his first year as CEO, and we are already seeing meaningful results. Although the management transition has been successfully completed, I look forward to continuing to assist Dan and the BancorpSouth team in any way possible.” Patterson served BancorpSouth as President and Chief Operating officer from 1983 to 1990, Chief Executive Officer and President from 1990 to 1991 and as Chairman and Chief Executive Officer from 1991 to 2012.

During a professional career spanning over 40 years, Aubrey Patterson represented BancorpSouth with professionalism and integrity. From national leadership positions as Chairman of the American Bankers Association and as a board member of The Financial Services Roundtable, a premier executive forum for leaders in the financial services industry, he was respected and called on by government leaders and industry peers across the country for advice and counsel regarding matters impacting the financial services industry. On a state and local level, Mr. Patterson has held numerous leadership positions in economic development. He also continues to be a statewide leader in education, serving as President of the Mississippi Board of Trustees of State Institutions of Higher Learning.

Dan Rollins added, “Community service has been just as important to Aubrey. He is particularly proud of his work with the Boy Scouts, serving as Yocona Area Council Chairman and President. He is a recipient of the Silver Beaver and Silver Antelope awards, and he currently serves on the National Board of the Boy Scouts of America. He previously served as a Trustee of the BSA National Foundation. Aubrey’s family and faith have never taken a back seat to any of his professional and community service work. He is a Ruling Elder in his local First Presbyterian Church and has served two terms as a member of the Executive Committee and the Board of Trustees of the National Foundation of the Presbyterian Church (U.S.A.) and two terms as a Trustee of Columbia Theological Seminary. Aubrey’s integrity and values have been an example for all of us to follow.”

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 292 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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